Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS ANNOUNCES DISTRICT COURT RULING IN PAR LITIGATION
SAN DIEGO (April 14, 2010) — Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today announced that the U.S. District Court for the District of Delaware has ruled that five patents covering Santarus’ ZEGERID® (omeprazole/sodium bicarbonate) prescription products are invalid due to obviousness. These patents were the subject of lawsuits brought by Santarus against Par Pharmaceutical, Inc. The case was heard in a five-day bench trial that concluded on July 17, 2009. Santarus plans to appeal the Court’s ruling to the U.S. Court of Appeals for the Federal Circuit Court.
Par submitted Abbreviated New Drug Applications (ANDAs) with the U.S. Food and Drug Administration (FDA) in 2007 seeking approval to market generic versions of ZEGERID Capsules and Powder for Oral Suspension. Santarus filed two lawsuits in the Delaware District Court that were consolidated into the current litigation against Par for infringement of patents listed in the Orange Book for ZEGERID® Capsules and Powder for Oral Suspension. The University of Missouri, licensor of the patents, was joined in the litigation as co-plaintiff.
Santarus is currently assessing the potential timing and impact of launch of a generic version of ZEGERID. Par has not yet received final FDA approval for any of its ANDA submissions, and Santarus is not aware of any other companies that have submitted ANDAs for generic versions of ZEGERID. As a result, the timing of a launch of a generic version of ZEGERID is uncertain.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists, endocrinologists and other physicians. The company’s current commercial efforts are focused on ZEGERID® (omeprazole/sodium bicarbonate), which is indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI product candidates, budesonide MMX® and rifamycin SV MMX®, for the U.S. market. Budesonide MMX is being investigated in a Phase III clinical program for the induction of remission of mild or moderate active ulcerative colitis. Santarus expects to begin Phase III clinical testing of rifamycin SV MMX in patients with travelers’ diarrhea in the second quarter of 2010. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in

Santarus’ business, including, without limitation: the difficulty in predicting the timing and outcome of an appeal of the Court’s decision; whether any other companies will submit ANDAs for generic versions of ZEGERID; difficulties in predicting the timing of FDA approvals, the timing of launch of one or more generic versions of ZEGERID and the impact on Santarus’ product revenues, cash liquidity, strategic relationships with Schering-Plough HealthCare Products, Inc., Glaxo Group Limited and Norgine B.V. and overall business prospects; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus ® and ZEGERID ® are registered trademarks of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Limited.
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